Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 900 South Capital of Texas Highway Las Cimas IV, Fifth Floor Austin, Texas 78746-5546 O: 512.338.5400 F: 512.338.5499

April 25, 2023

Bakkt Holdings, Inc.

10000 Avalon Boulevard

Suite 1000

Alpharetta, Georgia 30009

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (the “Registration Statement”), filed by Bakkt Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the issuance by the Company, and the offer and sale from time to time by the selling stockholder named in the Registration Statement, of up to 52,543,013 shares of the Company’s Class A common stock, $0.0001 par value per share (“Class A Common Stock”), comprised of (i) 6,140,610 shares of Class A Common Stock (the “Initial Contingent Shares”) issued as the first earnout payment under the Membership Interest Purchase Agreement (as amended, the “Purchase Agreement”), dated as of November 2, 2022, by and among the Company, the selling stockholder and the other parties named therein; and (ii) up to 46,402,403 shares of Class A Common Stock that may be issued to the selling stockholder as additional earnout consideration under the Purchase Agreement (the “Additional Contingent Shares”).

We are acting as counsel for the Company in connection with the registration of the Securities. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or advisable for the purpose of rendering the opinions and statements set forth below. In rendering the opinions and statements expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

In addition, we have reviewed originals or copies of such corporate records of the Company, certificates of public officials, a certificate of an officer of the Company as to factual matters, and such other documents that we considered necessary or advisable for the purpose of rendering the opinions set forth below. We have not independently established the facts stated therein.

In our examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents, and the legal competence of all signatories to such documents. We have also assumed the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Purchase Agreement (as defined below) by the Company. We have assumed that any certificates representing the Securities have been properly authenticated by the signature of an authorized officer of the Company’s transfer agent. We have also assumed the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), except for required EDGAR formatting changes, to physical copies submitted for our examination and the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions.

AUSTIN        BEIJING        BOULDER         BOSTON        BRUSSELS        HONG KONG        LONDON        LOS ANGELES        NEW YORK        PALO ALTO

SALT LAKE CITY        SAN DIEGO        SAN FRANCISCO        SEATTLE        SHANGHAI        WASHINGTON, DC        WILMINGTON, DE

Bakkt Holdings, Inc.

April 25, 2023

Further, we have assumed with respect to any Additional Contingent Shares, that: (a) such Additional Contingent Shares will be issued only upon the achievement of the applicable targets and milestones set forth in the Purchase Agreement, (b) at the time of the issuance of such Additional Contingent Shares, the Company will continue to be validly existing and in good standing under the laws of its jurisdiction of organization, with the requisite corporate power and authority to issue such Additional Contingent Shares, and (c) that the issuance of such Additional Contingent Shares at the time of issuance will be in conformity with the Company’s then operative certificate of incorporation and bylaws and will not result in a default under or breach of any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or its property or assets.

We express no opinion as to any matter relating to the laws of any jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set out below, we are of the opinion that:

1.	The Initial Contingent Shares have been duly authorized and are validly issued, fully paid and nonassessable.
2.	The Additional Contingent Shares have been duly authorized and, when issued and delivered in accordance with the Purchase Agreement, will be validly issued, fully paid and nonassessable.

Our opinion that any document is legal, valid and binding is qualified as to:

(a)	limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally;
(b)	rights to indemnification and contributions, which may be limited by applicable law or equitable principles; and
(c)

the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, whether considered in a proceeding in equity or at law.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the prospectus, and in any amendment or supplement thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation